EXHIBIT 4.44
THIS LOAN AGREEMENT is made on the 28th day of December 2007.
BETWEEN:
(1)	Top Eastern Investment Limited, a limited company incorporated under the laws of the Hong Kong Special Administrative Region (“Hong Kong”) and whose registered office is at Suites 1506-1508, 15th Floor, One Exchange Square, 8 Connaught Place, Central, Hong Kong (the “Borrower”); and
(2)	Nam Tai Electronic & Electrical Products Limited, a limited company incorporated under the laws of the Cayman Islands and whose registered office is at Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands (the “Lender”).
IT IS HEREBY AGREED as follows:
1.	The Lender hereby agrees to lend to the Borrower an interest-free loan of HK$24,107,111 (the “Loan”) on 31st December 2007.
2.	The Borrower hereby agrees to repay the Loan to the Lender immediately upon demand of the Lender, which demand may be made orally or in writing.
3.	This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in all respects in accordance with the laws of Hong Kong and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the Hong Kong Courts.
IN WITNESS whereof this Agreement has been duly executed the day and year first above written.

SIGNED by Mr. Chui Kam Wai, Director,	)
for and on behalf of Top Eastern Investment	)	/s/ [signature illegible]
Limited in the presence of :	)
/s/ K. H. Lee	)
K. H. Lee	)
Senior In-House Counsel

SIGNED by Ms. Wong Kuen Ling, Karene,	)
Director, for and on behalf of Nam Tai	)	/s/ [signature illegible]
Electronic & Electrical Products Limited,	)
in the presence of :	)
/s/ K. H. Lee	)
K. H. Lee	)
Senior In-House Counsel	)